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Exhibit 99.1

Generex Biotechnology Corporation (ticker: GNBT, exchange: NASDAQ) News Release - 27 - February -2004
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Generex Biotechnology Raises $1.764 Million Through Private Placements

TORONTO, February 27, 2004 /PRNewswire-FirstCall via COMTEX/ - Generex Biotechnology Corporation (Nasdaq: GNBT) announced today that it has raised $1,764,000 through private placements of common stock and warrants to five accredited institutional investors. The financings were completed through the issuance of an aggregate of (i) 1,113,220 shares of common stock and (ii) warrants exercisable for an aggregate of 278,306 shares of common stock. Each transaction was priced based upon the closing bid price for Generex's common stock on the date immediately prior to signing definitive agreements, with additional consideration for each warrant. At the closings, additional investment rights to purchase up to the same number of Units at the same price per Unit were also issued to the investors. Generex expects to utilize the proceeds from the transactions to accelerate clinical development activities and for working capital and other general corporate purposes.

Generex is required to register for resale the shares issued in the private placements and the shares issuable upon exercise of the warrants and additional investment rights. The investors have the right to exercise the additional investment rights within sixty (60) days after the effectiveness of the registration statement.

["We believe the commitment from these institutional investors represents another strong endorsement of our products and our development to date" said Anna E. Gluskin, President & Chief Executive Officer of Generex. "This commitment will allow us to pursue opportunities to establish strategic relationships and complete existing and additional clinical activities that will enhance the development of our promising technologies."]

About Generex

Generex is engaged in the research and development of drug delivery systems and technology. To date, it has focused on developing a platform technology for the buccal delivery - delivery to the oral cavity for absorption through the inner mouth mucosa - of drugs that historically have been administered only by injection. Generex's buccal delivery technology has application to a large number of drugs.

This release and oral statements made from time to time by Generex representatives concerning the same subject matter may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by introductory words such as "expects," "plans," "intends," "believes," "will," "estimates," "forecasts," "projects" or words of similar meaning, and by the fact that they do not relate strictly to historical or current facts. Forward-looking statements frequently are used in discussing potential product applications, potential collaborations, product development activities, clinical studies, regulatory submissions and approvals, and similar operating matters. Many factors may cause actual results to differ from forward-looking statements, including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known and others of which are not. Known risks and uncertainties include those identified from time to time in the reports filed by Generex with the Securities and Exchange Commission, which should be considered together with any forward-looking statement. No forward-looking statement is a guarantee of future results or events, and one should avoid placing undue reliance on such statements. Generex claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act.

SOURCE Generex Biotechnology Corporation